UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 17, 2008

 (Date of Earliest Event Reported)

Clarient, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.02               Termination of a Material Definitive Agreement

As Clarient, Inc. (“Clarient”) previously reported, on March 14, 2008, Clarient entered into an Amended and Restated Senior Subordinated Revolving Credit Agreement (the “Safeguard Facility”) with  Safeguard Delaware, Inc. (“SDI”), a wholly owned subsidiary of Safeguard Scientifics, Inc. (individually, and collectively with SDI, hereinafter referred to as “Safeguard”).  Safeguard holds a majority ownership position in Clarient.  On March 17, 2008, Clarient used $7.4 million in proceeds from the Safeguard Facility to repay in full all indebtedness and to satisfy all other obligations owed to General Electric Capital Corporation (“GECC”) under a Loan and Security Agreement dated September 29, 2006, between Clarient and GECC, as amended, and under equipment leases between Clarient and GECC (collectively, the “GE Agreements”).  As a result of such payment to GECC, the GE Agreements were terminated, all liens of GECC arising from the GE Agreements have been released and the equipment that was the subject of the above-referenced equipment leases is being transferred to Clarient.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 17, 2008, Clarient borrowed an aggregate of $9.4 million under the Safeguard Facility to pay the obligations to GECC referenced above in Item 1.02 and for working capital purposes.  As of March 17, 2008, total borrowings under the Safeguard Facility (inclusive of amounts borrowed from Safeguard prior to March 2007) were $12.4 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: March 21, 2008	By:	/s/ James V. Agnello
	Name:	James V. Agnello
	Title:	Senior Vice President and Chief Financial Officer